UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549

                        SCHEDULE 13G

             UNDER THE SECURITIES EXCHANGE ACT OF 1934


      LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND INC
--------------------------------------------------
           (NAME OF ISSUER)


              COMMON STOCK
--------------------------------------------------
        (TITLE OF CLASS OF SECURITIES)


               534183108
--------------------------------------------------
             (CUSIP NUMBER)


             MARCH 9, 2001
--------------------------------------------------
   (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


   CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
   SCHEDULE IS FILED:

   {X} RULE 13D-1(B)

   { } RULE 13D-1(C)

   { } RULE 13D-1(D)


   *The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes.)

CUSIP NO. 534183108       SCHEDULE 13G    PAGE 2 OF 4

   (1)  NAME AND IRS NUMBER OF REPORTING PERSONS

        FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD.  (#38-2562340)

   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              A.............{ }
              B.............{ }

   (3)  SEC USE ONLY

   (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

        MICHIGAN

   NUMBER OF SHARES OF:

   (5)  SOLE VOTING POWER

        NONE

   (6)  SHARED VOTING POWER

        267,564

   (7)  SOLE DISPOSITIVE POWER

        NONE

   (8)  SHARED DISPOSITIVE POWER

        267,564

   (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED

        267,564   *SEE NOTE 1*

   (10) CHECK IF AGGREGATE AMOUNT EXCEEDS CERTAIN SHARES

                     { }

   (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              4.2%

   (12) TYPE OF REPORTING PERSON

               IA

   (14) CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO FILING

         {X} RULE 13D-1(b)

         { } RULE 13D-1(c)

         { } RULE 13D-1(d)

CUSIP  534183108    SCHEDULE 13G        PAGE 3 OF 4

   ITEM 1 (A)    NAME OF ISSUER

                LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND INC

   ITEM 1 (B)    ADDRESS OF ISSUER

                 200 EAST BERRY STREET
                 FORT WAYNE, INDIANA 46802

   ITEM 2 (A)    NAME OF PERSON FILING

                 FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD

   ITEM 2 (B)    ADDRESS OF PERSON FILING

                 417 ST JOSEPH ST.
                 PO BOX 40
                 SUTTONS BAY, MI 49682

   ITEM 2 (C)    CITIZENSHIP

                 MICHIGAN

   ITEM 2 (D)    TITLE OF CLASS OF SECURITIES

                 COMMON STOCK

   ITEM 2 (E)    CUSIP NO.

                 534183108

   ITEM 3 THIS STATEMENT IS BEING FILED BY AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE 13D-1(B)(1)(ii)(E).

CUSIP 534183108     SCHEDULE 13G           PAGE 4 OF 4

   OWNERSHIP
   ITEM 4 (A)    AMOUNT BENEFICIALLY OWNED

                 267,564     * SEE NOTE 1 *

   ITEM 4 (B)    PERCENT OF CLASS

                 4.2%

   ITEM 4 (C)    NUMBER OF SHARES:

          (i)    SOLE POWER TO VOTE

                 NONE

          (ii)   SHARED POWER TO VOTE

                 267,564

          (iii)  SOLE POWER TO DISPOSE

                 NONE

          (iv)   SHARED POWER TO DISPOSE

                 267,564

          ** NOTE 1 **
         FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD IS A REGISTERED INVESTMENT ADVISOR, MANAGING INDIVIDUAL CLIENT ACCOUNTS. ALL SHARES REPRESENTED IN THIS REPORT ARE HELD IN ACCOUNTS OWNED BY THE CLIENTS OF FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD. BECAUSE OF THIS, FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD DISCLAIMS BENEFICIAL OWNERSHIP.

   ITEM (5)     OWNERSHIP OF LESS THAN FIVE PERCENT

                CHECK THE FOLLOWING BOX IF THE STATEMENT IS BEING FILED TO NOTIFY THAT THE OWNERSHIP IS NOW LESS THAN FIVE PERCENT

                { }

   ITEM (6)     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                ALL SHARES REPRESENTED IN THIS REPORT ARE OWNED BY ADVISORY CLIENTS OF FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD NONE OF WHICH, TO OUR KNOWLEDGE, OWNS FIVE PERCENT OR MORE OF THE CLASS.

   ITEM (7) IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                NOT APPLICABLE

   ITEM (8)     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                NOT APPLICABLE

   ITEM (9)     NOTICE OF DISSOLUTION OF GROUP

                NOT APPLICABLE

   ITEM (10)    CERTIFICATION
                By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influecing the control of the issuer of such securities and were not acquired in the connection with or as a participant in any transaction having such purposes or effect.

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                March 9, 2001

                Paul H. Sutherland
                President